UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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First Ottawa Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the annual meeting of stockholders of First Ottawa Bancshares, Inc. to be held at the offices of First Ottawa Bancshares, Inc., located at 701-705 LaSalle Street, Ottawa, Illinois 61350, on Wednesday, May 21, 2008 at 3:00 p.m., local time.

The annual meeting will be held for the purposes of electing persons to serve as Class III directors and transacting such other business as may properly come before the meeting.  We recommend you vote your shares “FOR” the director nominees.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible.  This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the annual meeting.

The 2007 annual report to stockholders, including financial statements, is furnished with the enclosed notice of meeting and proxy statement.

Sincerely,

JOACHIM J. BROWN
President and Chief Executive Officer

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of First Ottawa Bancshares, Inc. will be held at our offices located at 701-705 LaSalle Street, Ottawa, Illinois 61350, on Wednesday, May 21, 2008 at 3:00 p.m., local time, for the following purposes:

1.             to elect three Class III directors for a term of three years; and

2.                                       to transact such other business as may properly be brought before the annual meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 28, 2008 will be entitled to notice of, and to vote at, the annual meeting.  If there are an insufficient number of votes for a quorum the meeting may be adjourned or postponed to permit us to continue to solicit proxies.

By order of the board of directors,

Cheryl D. Gage
Corporate Secretary

Ottawa, Illinois

April 9, 2008

PLEASE DATE, SIGN AND RETURN THE PROXY CARD FOR THE COMPANY’S ANNUAL MEETING PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

FIRST OTTAWA BANCSHARES, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2008

                This proxy statement is furnished in connection with the solicitation of proxies on behalf of the board of directors of First Ottawa Bancshares, Inc. to be used at the annual meeting of stockholders to be held on May 21, 2008, and at any adjournment or postponement of the meeting.  First Ottawa Bancshares, Inc., a Delaware corporation, is the holding company for The First National Bank of Ottawa, a national banking association located in Ottawa, Illinois.  This proxy statement is first being mailed to First Ottawa’s stockholders on or about April 9, 2008.  As used in this proxy statement, the term “First Ottawa” refers to First Ottawa Bancshares, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

The following information regarding the meeting and the voting process is presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 28, 2008, the record date for the annual meeting, you owned shares of our common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at our annual meeting.  It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of three Class III directors of First Ottawa for a term expiring in 2011.

How do I vote?

You may vote either by mail or in person at the meeting.  To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope.  No postage is required if mailed in the United States.  If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card, but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “FOR” all three of the nominees named in this proxy statement.

If you want to vote in person, please come to the meeting.  We will distribute written ballots to any stockholder who wants to vote at the meeting.  Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to obtain a proxy from your broker to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy cards to ensure that all of your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares.  It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors, but cannot vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption or amendment of a stock option plan, unless they have received voting instructions from the person for whom they are holding shares.  If there is a non-routine matter presented to stockholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter.  This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

While the matters to be voted upon at the 2007 annual meeting should be within the brokers’ discretion to vote, whether or not you give your broker direction, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting.  You should do this by carefully following the instructions your broker gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•                        signing another proxy with a later date and returning that proxy to:

Cheryl D. Gage
First Ottawa Bancshares, Inc.
701-705 LaSalle Street
P.O. Box 657
Ottawa, Illinois  61350;

•                       sending notice to us at the same address that you are revoking your proxy; or

•                       voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker directly.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•                       is present in person at the meeting; or

•                       has properly submitted a signed proxy card or other proxy.

On March 28, 2008, the record date, there were 644,786 shares of common stock issued and outstanding.  Therefore, at least 322,394 shares need to be present at the annual meeting.

What happens if a nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  You cannot vote for more than three nominees.  The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “FOR” or “withhold authority to vote for” each nominee for director.  Abstentions will be considered in determining the presence of a quorum, but will not affect the vote required for the election of directors.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.  The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for approval of each proposal?

The three individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of First Ottawa.

All other matters that arise at the annual meeting must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote unless otherwise provided by Delaware law or First Ottawa’s certificate of incorporation or bylaws.  Broker non-votes and abstentions will not be counted as entitled to vote, but will count for purposes of determining whether a quorum is present on the matter.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting.  The voting results will also be disclosed in our Form 10-Q for the quarter ended June 30, 2008.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  In addition to solicitations by mail, officers, directors or employees of First Ottawa or its bank subsidiary may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 28, 2008, by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table (which can be found later in this proxy statement), and by all directors and all executive officers of First Ottawa as a group.  Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days of March 28, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

Directors, Nominees and Named Executive Officers
Bradley J. Armstrong(3)	2,707	*
Joachim J. Brown(4)	9,750	1.5%
John L. Cantlin(5)	3,979	*
Patrick D. Fayhee(6)	3,689	*
Patty P. Godfrey(7)	27,275	4.2%
Thomas E. Haeberle(8)	16,291	2.5%
Donald J. Harris(9)	6,335	1.0%
Thomas P. Rooney(10)	5,312	*
William J. Walsh(11)	20,728	3.2%
Brian P. Zabel(12)	900	*

Directors, Nominees and Executive Officers as a Group (14 persons)	106,456	15.9%

5% Stockholder

Erika L. Schmidt(13)	50,114	7.8%

*	Less than one percent.

(1)	Except as otherwise indicated in the notes to this table, each person named in the table has sole voting and investment power over the number of shares of common stock listed opposite his or her name.
(2)	Based upon the shares of common stock issued and outstanding at March 28, 2008.
(3)	Includes 987 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008.
(4)	Includes 5,625 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008.
(5)	Includes 737 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008. 1,822 shares are pledged as security for indebtedness.
(6)

Includes 2,725 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008. Also includes 964 shares held jointly with his spouse, over which Mr. Fayhee shares voting and investment power with his spouse. 140 shares are pledged as security for indebtedness.

(7)

Includes 326 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008. Also includes 23,486 shares held in trusts, over which Ms. Godfrey shares voting and investment power with her spouse. Also includes 600 shares held jointly with her children, over which she has sole investment power and shared voting power, and 2,863 shares held by her spouse, over which she has no voting or investment power.
(8)

Includes 800 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008. Also includes 10,450 shares held in trusts, over which Mr. Haeberle has sole voting power but no investment power. Also includes 100 shares held in a custodial capacity for the benefit of his minor daughter, over which he has sole investment and voting power, and 100 shares held by his son, over which he has no voting or investment power. 10,450 of the shares held in trust and 4,841 shares held individually are pledged as security for indebtedness.

(9)

Includes 4,225 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008. Also includes 1,108 shares held jointly with his spouse, over which Mr. Harris shares voting and investment power. 857 shares are pledged as security for indebtedness.

(10)

Includes 987 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008. Also includes 4,325 shares held in a trust, over which Dr. Rooney has sole voting and investment power. 800 shares are pledged as security for indebtedness.

(11)	Includes 677 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of March 28, 2008.
(12)	All 900 shares are pledged as security for indebtedness.
(13)

The mailing address for Erika L. Schmidt is c/o First Ottawa Bancshares, Inc., 701-705 LaSalle Street, Ottawa, Illinois 61350. Includes 47,614 shares held by Lura Enterprises, LLC, of which Ms. Schmidt is the managing member, and over which Ms. Schmidt has sole voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file an initial report of their ownership of our securities on Form 3 and to file reports of changes in their ownership of our securities on Form 4 or Form 5.  These filings must be made with the Securities and Exchange Commission.  Officers, directors and greater than ten percent stockholders are required by federal securities regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms furnished to us and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2007 we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2007.

ELECTION OF DIRECTORS

Our directors are divided into three classes having staggered terms of three years.  Stockholders will be entitled to elect three Class III directors for a term expiring in 2011.  We have no knowledge that any nominee will refuse or be unable to serve, but if any nominee is unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The following table contains certain information with respect to each person who has been nominated for election as a director or is a continuing director, including the year each became a director of First Ottawa or of The First National Bank of Ottawa and his or her position with us.  Each director of First Ottawa also serves as a director of The First National Bank of Ottawa.  Our board of directors recommends that you vote your shares “FOR” all nominees.  Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of the nominees proposed by the board of directors.

NOMINEES

Name (Age)	Director Since	Positions with First Ottawa or The First National Bank of Ottawa

CLASS III (Term to Expire in 2011)

Thomas E. Haeberle (Age 57)	1997	Director of First Ottawa and The First National Bank of Ottawa

Thomas P. Rooney (Age 55)	1999	Director and Chairman of First Ottawa and The First National Bank of Ottawa

William J. Walsh (Age 69)	1977	Director of First Ottawa and The First National Bank of Ottawa

CONTINUING DIRECTORS

Name (Age)	Director Since	Positions with First Ottawa or The First National Bank of Ottawa

CLASS I (Term Expires 2009)

Bradley J. Armstrong (Age 46)	1999	Director and Vice Chairman of First Ottawa and The First National Bank of Ottawa

Donald J. Harris (Age 54)	2000	Executive Vice President, Chief Operating Officer and Director of First Ottawa and The First National Bank of Ottawa

Brian P. Zabel (Age 32)	2008	Director of First Ottawa and The First National Bank of Ottawa

CLASS II (Term Expires 2010)

Joachim J. Brown (Age 59)	1999	President, Chief Executive Officer and Director of First Ottawa and The First National Bank of Ottawa

John L. Cantlin (Age 59)	1999	Director of First Ottawa and The First National Bank of Ottawa

Patty P. Godfrey (Age 71)	2000	Director of First Ottawa and The First National Bank of Ottawa

                The business experience of each of the nominees and continuing directors for the past five years is as follows:

Bradley J. Armstrong has been President of Armstrong & Associates, Inc., a registered investment advisory firm located in Ottawa, and Branch Manager of LPL Financial Services since 1987.

Joachim J. Brown has been the President and Chief Executive Officer of First Ottawa and The First National Bank of Ottawa since we first employed him in 1999.

John L. Cantlin has been a partner at John L. Cantlin & Associates, a law firm with offices in Ottawa and Earlville, Illinois, since 1977.

Patty P. Godfrey worked as a real estate broker with Haeberle and Associates, Inc., a real estate brokerage office, from 1978 to 2006.  Since 2006, she has continued to work as a real estate broker in a self-employed capacity.

Thomas E. Haeberle has been the owner and President of Haeberle and Associates, Inc., a real estate brokerage office, for over 25 years.

Donald J. Harris has been the Executive Vice President and Chief Operating Officer of First Ottawa and The First National Bank of Ottawa since 1999.  We have employed him since 1979.

Thomas P. Rooney has been an oral and maxillofacial surgeon with offices in Ottawa, Peru and Morris, Illinois since 1987.  Dr. Rooney is on the staff of five area hospitals between Morris and Princeton, Illinois.

William J. Walsh has been the President of the Bill Walsh Automotive Group, the parent company for various automobile dealerships and leasing companies, since 1964.

Brian P. Zabel is a certified public accountant and has been the owner and President of Brian Zabel & Associates, PC, an accounting firm, since 2003.  Prior to 2003, Mr. Zabel worked as a certified public accountant for TJ Smith & Associates.

In addition, the following individuals serve as executive officers of First Ottawa or The First National Bank of Ottawa:

Mark D. Dunavan, age 52, is the Chief Trust Officer of The First National Bank of Ottawa.  We have employed him since 1978.

Vincent G. Easi, age 46, is the Chief Financial Officer of First Ottawa and The First National Bank of Ottawa.  We have employed him since 2001.

Patrick D. Fayhee, age 54, is an Executive Vice President and Chief Lending Officer of The First National Bank of Ottawa.  We have employed him since 2001.

Cheryl D. Gage, age 51, is the Corporate Secretary of First Ottawa and The First National Bank of Ottawa.  We have employed her since 1975.

Steven M. Gonzalo, age 40, is an Executive Vice President and the Chief Technology Officer for The First National Bank of Ottawa.  We have employed him since 2001.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, we have nine directors serving on our board, each of whom, with the exception of Messrs. Brown and Harris, are, in the judgment of the board, “independent” as that term is defined by the Nasdaq Stock Market, Inc.  Messrs. Brown and Harris are not considered to be independent because of their positions as executive officers.  Each of our directors serves for a three-year term and until his or her successor has been duly elected and qualified.  The board of directors of First Ottawa also serves as the board of directors of The First National Bank of Ottawa and its subsidiary, First Ottawa Financial Corporation.

Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of First Ottawa, which are monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the board, and through committee membership, which is discussed below.

Our board held 15 meetings during 2007.  Each of the directors participated in at least 75% of the meetings of the board and of the committees of which he or she is a member.  Additionally, the independent members of the board of directors met in executive session outside the presence of management and the non-independent directors 12 times during 2007.  While we do not have a specific policy regarding attendance at the annual meeting of stockholders, all directors are expected to attend the meeting.  All of the current directors and nominees attended last year’s annual meeting.

Our board has several standing committees, including an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Audit Committee

The Audit Committee is currently comprised of Ms. Godfrey, Dr. Rooney, Mr. Walsh and Mr. Zabel.  Each member of the Audit Committee is, in the judgment of the board, “independent” as that term is defined by the rules of Nasdaq and the rules and regulations of the Securities and Exchange Commission.  The board has designated Mr. Zabel as the “audit committee financial expert,” as such term is defined by the regulations of the Securities and Exchange Commission.  The board’s determination was based upon Mr. Zabel’s level of knowledge and experience regarding financial matters and his professional experience as a certified public accountant.  The board also believes that each of the other committee members possesses the necessary skills and qualifications to critically analyze the Company’s financial statements and financial reporting process and to perform the other duties required of service on the committee.

The functions performed by the Audit Committee include, but are not limited to, the following:

•                  overseeing our accounting and financial reporting;

•                  selecting, appointing and overseeing our independent auditors, including the pre-approval of all engagements and fee arrangements;

•                  reviewing actions by management on recommendations of the independent auditors and internal auditors;

•                  meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal controls and internal audit procedures; and

•                  reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management.  The Audit Committee has adopted a written charter, which sets forth the committee’s duties, responsibilities and functions, and which is available on our website at www.firstottawa.com.  The Audit Committee met seven times during 2007.

Compensation Committee

The Compensation Committee is currently comprised of Mr. Armstrong, Ms. Godfrey, Mr. Haeberle and Dr. Rooney.  Each member of the Compensation Committee is, in the judgment of the board, “independent” as that term is defined by the rules of Nasdaq, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  The Compensation Committee advises our board of directors on matters of management, organization and succession, recommends persons for appointment to key employee positions and sets the compensation of our officers and key employees.  The Compensation Committee has adopted a written charter, which sets forth the committee’s duties, responsibilities and functions, and which is available on our website at www.firstottawa.com.  The Compensation Committee met twice during 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Brown, Cantlin, Haeberle and Walsh.  With the exception of Mr. Brown, each member of the Nominating and Corporate Governance Committee is, in the judgment of the board, “independent” as that term is defined by the rules of Nasdaq.  The committee nominates persons for election as directors of First Ottawa and makes recommendations to our board of directors regarding the structure and membership of the various committees, including the Nominating and Corporate Governance Committee itself.  The committee will consider nominees recommended by stockholders if such recommendations comply with our bylaws (as discussed below).  The Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties, responsibilities and functions, and which is available on our website at www.firstottawa.com.  The Nominating and Corporate Governance Committee met eight times during 2007.

Director Nominations and Qualifications

Pursuant to its charter, the Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, nominees suggested by incumbent directors or officers and any stockholder nominees, in the same manner.  The committee meets as necessary to consider whether incumbent directors and any other potential nominees brought to the committee’s attention are qualified to be nominated for director and who it will nominate.  Generally, the committee believes that, at a minimum, its nominees should possess certain qualities, including the highest personal and professional ethics, integrity and values, a sufficient educational and professional background and experience, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve, exemplary management and communications skills, as well as an ability to meet the standards and duties set forth in our code of business conduct and ethics.  It is also expected that directors should be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and that they should be committed to serving on the board for an extended period of time.

The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq requirements to ensure that at least a majority of the directors will, at all times, be independent.  The committee did not retain any third party to assist it in identifying candidates for the upcoming meeting of stockholders, although it may in the future if the committee believes it is necessary.  The committee evaluated the incumbent directors whose terms expire in 2008 and determined that they should be nominated for re-election as directors.

Stockholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board.   Stockholders may contact First Ottawa’s board of directors by contacting Cheryl D. Gage, our Corporate Secretary, at First Ottawa Bancshares, Inc., 701-705 LaSalle Street, P.O. Box 657, Ottawa, Illinois 61350, or at (815) 434-0044.  All comments will be forwarded directly to the Chairman of the Board.

Nominations of Directors.  For a stockholder nominee to be considered for inclusion in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary at least 120 days prior to the anniversary date that the previous year’s proxy statement was mailed to stockholders.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The committee may request additional information in order to make a determination as to whether to nominate the person for director.  A stockholder may otherwise nominate an individual for election as a director by complying with the provisions of our bylaws, which provide that such nominations may be made so long as they are received by our Corporate Secretary, in writing, on a form provided for such purpose, not less than ten days prior to the annual meeting.

Other Stockholder Proposals.  For all other stockholder proposals related to our annual meeting of stockholders to be held in 2009, such proposals must be received by our Corporate Secretary, at the above address, no later than December 10, 2008, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting, and no later than February 25, 2009 in order for the proposal to be considered at the meeting (but not included in the proxy statement or form of proxy for such meeting).  Any stockholder proposal which is received after those dates or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the Securities and Exchange Commission will neither be included in the proxy statement or form of proxy nor be considered at the meeting.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics in place that applies to all of our directors and employees.  The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer.  The code of business conduct and ethics is posted on our website at www.firstottawa.com.  We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Operating Officer and Chief Lending Officer, who served in such capacities during 2007 and 2006:

Name and principal position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in pension value and nonqualified deferred compensation earnings ($)(6)	All other compensation ($)(7)	Total ($)
(a)	(b)	(c)	(f)	(g)		(h)	(i)	(j)
Joachim J. Brown President & Chief Executive Officer	2007 2006	$235,531 234,960	$14,508 8,888	$29,823 24,266		$2,318 2,104	$19,300 18,004	$301,480 288,222

Donald J. Harris Executive Vice President & Chief Operating Officer	2007 2006	139,074 136,649	9,644 6,014	16,776 13,650		2,207 1,541	7,829 6,942	175,530 164,796

Patrick D. Fayhee Executive Vice President & Chief Lending Officer	2007 2006	135,280 135,129	9,481 5,851	33,377 30,871	(4) (5)	1,159 1,052	7,527 6,756	186,824 179,659

(1)	Salary includes fees received for serving on the board of directors of First Ottawa and The First National Bank of Ottawa for Mr. Brown and Mr. Harris.
(2)

The amount reflected is the cost recognized by First Ottawa in 2007 or 2006 under FAS 123R for all stock grants to the executive whether or not granted in such year. In 2007, First Ottawa granted options to purchase 2,000, 1,300 and 1,300 shares of common stock to Messrs. Brown, Harris and Fayhee, respectively, at an option exercise price of $77.00. In 2006, First Ottawa granted options to purchase 2,000, 1,300 and 1,300 shares of common stock to Messrs. Brown, Harris and Fayhee, respectively, at an option exercise price of $76.00. All of the options granted in 2006 and 2007 become exercisable in four equal portions on the first, second, third and fourth anniversaries of the date of grant. Option awards for 2006 have been adjusted to reflect the accurate cost recognized by First Ottawa in 2006 under FAS 123R.

(3)

First Ottawa provides bonuses to executives, payable out of an annual bonus pool, to provide incentives to such executives to continuously improve earnings and improve stockholder value. The bonus pool is an amount equal to 11% of the bank’s after tax profit, excluding securities gains and losses, after a tax adjustment and after the cash flow necessary for payment of the holding company’s dividend to its stockholders. The executive officers’ bonus pool is divided among the executive officers based on a specific formula approved by the Compensation Committee. The formula awards 40% of the pool to the Chief Executive Officer, 22.5% of the pool to each of the Chief Lending Officer and Chief Operating Officer and the remaining 15% to other executive officers. For 2006 and 2007, respectively, the total amounts in this pool were $60,665 and $74,558.

(4)	Includes additional compensation incentives in the amount of $16,601 in 2007, contributed to a rabbi trust.
(5)	Includes additional compensation incentives in the amount of $17,221 in 2006, contributed to a rabbi trust.
(6)

Includes payments made pursuant to the Supplemental Nonqualified Retirement Plan to each of the executives. First Ottawa’s executive officers receive benefits pursuant to this Supplemental Nonqualified Retirement Plan that will pay them a monthly benefit over 120 months commencing at the termination of their respective service. The benefit amount allocated to each is based upon earnings of a pool of bank-owned life insurance policies, adjusted for a cost of funds factor. The return on all of the insurance policies subject to this plan, is divided into two pools, one for bank directors, and one for executive officers, excluding those officers that are also directors. In 2006 and 2007, respectively, $8,416 and $9,272 was allocated to executive officers in connection with this plan. Also includes a decrease in the defined benefit lump sum value for Mr. Harris for 2006 and 2007 of $563 and $111, respectively.

(7)

Includes an automobile allowance for Mr. Brown of $7,200. Also includes matching and discretionary allocations under our 401(k) plan for Messrs. Brown, Harris and Fayhee in the amounts of $11,250, $6,986 and $6,764, respectively. Also includes insurance premiums in the amounts of $850, $843 and $763 for Messrs. Brown, Harris and Fayhee, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the exercisable and unexercisable stock options at December 31, 2007 held by the individuals named in the summary compensation table:

Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)	Number of securities underlying unexercised options (#) Unexercisable(1)	Option exercise price ($)	Option expiration date(1)
(a)	(b)	(c)	(e)	(f)
Joachim J. Brown	1,500 1,125 750 500 0	0 375 750 1,500 2,000	$56.00 62.00 70.00 76.00 77.00	6/10/2013 5/11/2014 3/8/2015 3/7/2016 3/13/2017
Donald J. Harris	1,000 1,125 500 325 0	0 375 500 975 1,300	56.00 62.00 70.00 76.00 77.00	6/10/2013 5/11/2014 3/8/2015 3/7/2016 3/13/2017
Patrick D. Fayhee	750 500 325 0	250 500 975 1,300	62.00 70.00 76.00 77.00	5/11/2014 3/8/2015 3/7/2016 3/13/2017

(1)                                  Options become exercisable in four equal portions on the first, second, third and fourth anniversaries of the date of grant.

Employment Agreements

In November, 2002, we entered into an employment agreement with Joachim J. Brown to serve as President and Chief Executive Officer of First Ottawa and The First National Bank of Ottawa.  The agreement provided for an initial two-year term and the agreement will renew for an additional one-year term on each anniversary of its original effective date (so that, as of each anniversary date of the effective date, the agreement will always have a two-year term), unless otherwise terminated.  The agreement has not been terminated.  The agreement specifies a minimum annual salary of $193,000 and provides for increases based on base salary levels at comparable financial institutions.  The agreement also provides that Mr. Brown will receive a monthly automobile allowance as well as be entitled to participate in any stock incentive plans we establish.  Pursuant to the agreement, Mr. Brown’s annual salary is inclusive of director’s fees for serving on the board of directors of First Ottawa and The First National Bank of Ottawa.

On June 9, 2005, First National Bank of Ottawa entered into separate employment agreements with each of Donald Harris and Patrick Fayhee to serve as Chief Operating Officer and Chief Lending Officer, respectively.  Each agreement provides for an initial two-year term.  Each agreement will renew for an additional one-year term on each anniversary of its original effective date (so that, as of each anniversary date of the effective date, the agreement will always have a two-year term), unless terminated upon 90 days notice.  Each agreement specifies a minimum annual salary and provides for increases based on base salary levels at comparable financial institutions.  Mr. Fayhee’s agreement provides that he is eligible for certain special incentives in connection with business development, profitability, or loan pricing and provides additional compensation in connection with loan pricing.  Each agreement also provides that the respective officers will be included in our Supplemental Executive Retirement Plan and each is entitled, at the discretion of our board of directors, to participate in any stock incentive plans we establish.

Agreements Providing for Termination or Change of Control Payments

Other than as provided in the Employment Agreements, and except as provided in accordance with the terms of our 2002 Stock Incentive Plan, no named executive officer will be entitled to any payments or benefits as a result of a termination of employment, the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.

All employees, including the named executive officers, who receive stock options under our 2002 Stock Incentive Plan will immediately vest in any unvested stock options held by such employee upon the occurrence of a change of control.  Any such options, the vesting of which is accelerated upon the occurrence of a change in control, shall remain exercisable in accordance with their terms.

In the case of a termination of employment by the company without “cause,” a named executive officer will be entitled to receive his base salary as in effect on the date of termination for the remainder of the term of his Employment Agreement.  The maximum term provided under the Employment Agreements is two years.  No other payments or benefits will be due to the named executive officers pursuant to their Employment Agreements in connection with a termination without cause.  Under the Employment Agreements, “cause” is defined to mean an executive officer’s: conviction for (or plea of “no contest” to) a felony or crime involving moral turpitude; commission of an act involving self-dealing, fraud or personal profit that is harmful to First Ottawa; material failure to perform duties under his Employment Agreement; and breach of any material provision of his Employment Agreement.

In the case of a termination, for any reason, within 90 days of a change of control, a named executive officer will be, pursuant to his Employment Agreement, entitled to receive the following:

•                  Payment, in a single lump sum, of a severance benefit equal to two times the sum of (i) his annual base salary as of the date of termination (which amount shall be no less than his base salary immediately preceding the change of control), and (ii) the average of his cash bonus paid with respect to the two years immediately preceding the date of the change of control.

•                  At the expense of First Ottawa or any successor, COBRA premiums for 18 months following termination of employment, consistent with the executive officer’s elections under COBRA and his right to continuation benefits thereunder.

•                  Upon a change in control, executive officers may be subject to certain excise taxes under Section 280G of the Internal Revenue Code.  Pursuant to the Employment Agreements, any cash severance payments due to the executive officers will, if necessary, be reduced to one dollar below the maximum limitation for imposition of the excise tax in order to avoid the application of any such excise tax.

In exchange for entering into the Employment Agreements, the named executive officers agreed to be bound by a 12-month restrictive covenant, which will be effective throughout the geographic area within a 20 mile radius from any facility of First Ottawa’s or any facility of a company which First Ottawa plans to acquire or merge with during the 12-month period following the executive officer’s termination.  The restrictive covenant will prohibit the executive officers from competing with First Ottawa for the 12-month period.

DIRECTOR COMPENSATION

General

In 2007, each director received an annual retainer of $6,000 and an additional $500 for each board meeting attended (with one permitted absence).  We do not compensate directors for their attendance at committee meetings or special meetings.  In 2007, each non-employee director of First Ottawa was also granted options to purchase 400 shares of our common stock for serving on the board of directors.  These options vest ratably over a four-year period.

The following table provides information on 2007 compensation for non-employee directors who served during 2007.

Name	Fees earned or paid in cash ($)	Option awards ($)(1) (2)	Change in pension value and nonqualified deferred compensation earnings ($)(3)(4)	All other compensation ($)(5)	Total ($)
(a)	(b)	(d)	(f)	(g)	(h)
Bradley J. Armstrong	$13,000	$2,799	$2,318	$164	$18,281
John L. Cantlin	13,000	2,799	2,798	158	18,755
Patty P. Godfrey	13,000	2,799	2,862	196	18,857
Thomas E. Haeberle	13,000	2,799	2,318	157	18,274
Thomas P. Rooney	13,000	2,799	3,989	152	19,940
William J. Walsh	13,000	2,799	2,318	74	18,191

(1)	The amount reflected is the cost recognized by First Ottawa in 2007 under FAS 123R for all stock option grants to the director whether or not granted in 2007.
(2)	Options become exercisable in four equal portions on the first, second, third and fourth anniversaries of the date of grant.
(3)	Includes payments made pursuant to the Supplemental Nonqualified Retirement Plan.
(4)

Includes payments made pursuant to the First Ottawa Deferred Compensation Plan for Mr. Cantlin, Ms. Godfrey and Dr. Rooney. Deferred director fees under the Deferred Compensation Plan are credited annually with an above market interest rate equal to 130% of the average annual rate of five-year treasury bills.

(5)	Includes insurance premiums and the taxable economic value of any Split Dollar Life Insurance benefit.

Supplemental Nonqualified Retirement Arrangements

The First National Bank of Ottawa adopted Supplemental Nonqualified Retirement Arrangements in 2004.  Each of the directors of First Ottawa is also a director of The First National Bank of Ottawa and is therefore a participant in the arrangements.  Under the arrangements, each director will receive a monthly benefit over 120 months commencing at termination of service.  The benefit amount is based upon earnings of a pool of bank-owned life insurance policies, over the respective director’s remaining service period with the bank, adjusted for a cost-of-funds factor.

In connection with the adoption of the plan, we terminated the Director Supplemental Retirement Plan dated September 26, 2000.  A portion of the accrued benefits was forfeited, and a portion was assumed under the new plan.

Director Split Dollar Life Insurance Plan

The First National Bank of Ottawa adopted the Split Dollar Life Insurance Plan in 2004.  The plan covers certain directors of the First National Bank of Ottawa.  Under the plan, if a covered director dies while serving on the bank’s board, he or she will receive 80% of the net amount at risk (death benefit less cash surrender value) of a certain specifically designated bank-owned life insurance policy, if any, on that director’s life.

First Ottawa Bancshares, Inc. Deferred Compensation Plan

During 2005, we amended and restated the First Ottawa Bancshares, Inc. Deferred Compensation Plan.  The deferred compensation plan benefits both directors and certain executive officers.  Under the plan, directors may defer up to 100% of their fees.  Deferred director fees are credited annually with an interest rate of 130% of the average annual rate of five-year treasury bills.  A participating director will receive distribution of his or her benefits as of his or her retirement, or upon age 65, if properly elected in accordance with the requirements of the Internal Revenue Code, unless such benefits are paid out earlier due to the participant’s death or a change of control (as defined in the plan).  During 2007 two directors contributed to the deferred compensation plan.  Additionally, a third director participated in the deferred compensation plan in 2007.

Stockholder Return Performance Graph

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by First Ottawa shall not be deemed to include the following graph and related information unless it is specifically stated to be incorporated by reference into such document.

The following graph shows a comparison of cumulative total returns for First Ottawa, the Nasdaq Stock Market and an index of Midwestern bank stocks which are quoted on the OTC-Bulletin Board and on Pink Sheets.  The cumulative total stockholder return computations assume the investment of $100 on December 31, 2002 and the reinvestment of all dividends.  Figures for First Ottawa’s common stock represent inter-dealer quotations, without retail markups, mark downs or commissions and do not necessarily represent actual transactions. The graph was prepared at our request by SNL Financial L.L.C., Charlottesville, Virginia.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
First Ottawa Bancshares, Inc.	100.00	122.60	148.51	172.71	185.39	215.98
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Midwest OTC-BB and Pink Banks Index	100.00	126.23	150.40	156.59	164.90	160.97

AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by First Ottawa shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

The Audit Committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K.  Each of the members of the Audit Committee is “independent” as defined by the Nasdaq Stock Market, Inc. and the Securities and Exchange Commission.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management and BKD, LLP, our independent auditors.  The committee has also discussed with BKD the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as received and discussed the written disclosures and the letter from BKD required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees).  Based on the review and discussions with management and BKD, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by:

Patty P. Godfrey

Thomas P. Rooney

William J. Walsh

Brian Zabel

Members of the Audit Committee

TRANSACTIONS WITH MANAGEMENT

Directors and officers of First Ottawa and The First National Bank of Ottawa, and their associates, were customers of and had transactions with us during 2007 and 2006.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.  All such loans are approved by the subsidiary bank’s board of directors in accordance with the bank’s regulatory requirements.  Additionally, the Audit Committee considers other non-lending transactions between a director and First Ottawa, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.

John L. Cantlin, a director, is a partner of the law firm of John L. Cantlin & Associates, Ottawa, Illinois, which is one of several law firms that we routinely retain for various legal matters involving First Ottawa, such as foreclosures and collections.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the board has appointed BKD, LLP to perform the audit of our consolidated financial statements for the year ending December 31, 2008.  Representatives from BKD are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Accountant Fees

Audit Fees.  The aggregate fees and expenses billed to us by BKD in connection with the 2007 audit of our annual financial statements and the review of our financial statements included in our quarterly reports on Form 10-Q for 2007 totaled $65,619.  The aggregate fees and expenses billed to us by BKD for similar services in 2006 totaled $65,904.

Audit-Related Fees.  There were no fees or expenses billed to us by BKD for other audit-related services for 2007 or 2006.

Tax Fees.  The aggregate fees and expenses billed to us by BKD for the preparation of tax returns for 2007 totaled $5,215 and for 2006 totaled $9,560.

All Other Fees.  No fees were billed to us by BKD for other services in 2007 or 2006.

The Audit Committee, after consideration of the matter, does not believe that the rendering of these services by BKD was incompatible with maintaining BKD’s independence as our principal accountants.

Pre-Approval

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent accountants.  The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants.  These services include audit and audit-related services, tax services and other services.  The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval policy, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee has not already specifically approved.

The Audit Committee has adopted a pre-approval policy relating to requiring the committee’s approval of all audit, audit-related, tax and other fees for services provided by First Ottawa’s independent accountants.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our annual report to stockholders for the 2007 fiscal year (including financial statements) accompanies this proxy statement.

By order of the board of directors,

Joachim J. Brown
President and Chief Executive Officer

Ottawa, Illinois

April 9, 2008

ALL STOCKHOLDERS ARE URGED TO SIGN

AND MAIL THEIR PROXIES PROMPTLY

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

FIRST OTTAWA BANCSHARES, INC. TO BE HELD ON MAY 21, 2008

The undersigned hereby appoints Donald J. Harris and Patty P. Godfrey, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the annual meeting of stockholders, to be held at our offices located at 701-705 LaSalle Street, Ottawa, Illinois, on May 21, 2008 at 3:00 p.m., or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

1.              ELECTION OF DIRECTORS:

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

Class III (term expires 2011): Thomas E. Haeberle, Thomas P. Rooney and William J. Walsh

2.              In accordance with their discretion, upon all other matters that may properly come before the meeting and any adjournments or postponements of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1.

Please
Sign
Here

Dated:	, 2008

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES SHOULD SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.